Exhibit 10.48

Execution Copy

TERMINATION AGREEMENT

THIS AGREEMENT is made as of the 31st day of January, 2008 by and between Nozhat Choudry (the “Employee”), a resident of the Province of Ontario, and OccuLogix, Inc. (the “Employer”), a corporation incorporated under the laws of the State of Delaware, and having its executive offices at 2600 Skymark Avenue, Building 9, Suite 201, Mississauga, Ontario, L4W 5B2.

WHEREAS, the Employer and the Employee entered into an employment agreement dated as of February 10, 2006, pursuant to which the Employee has been serving the Employer as its Vice President, Clinical Research, which employment agreement was amended as of April 1, 2006 (as so amended, the “Employment Agreement”);

AND WHEREAS, capitalized terms used in this Agreement, but not otherwise defined, shall have the respective meanings attributed to such terms in the Employment Agreement;

AND WHEREAS, the Employee and the Employer mutually have agreed that the services of the Employee no longer are required and, accordingly, have agreed to the termination of the Employee’s employment with the Employer pursuant to Section 8.1.3 of the Employment Agreement;

AND WHEREAS, the Employee and the Employer hereby acknowledge and agree that the reference to Section 8.1.2, contained in Section 9 of the Employment Agreement, is the result of a typographical error and instead should have been a reference to Section 8.1.3;

AND WHEREAS, the Employee and the Employer hereby further acknowledge and agree that, when the Employee’s employment under the Employment Agreement has been terminated by the Employer for any reason other than Just Cause pursuant to Section 8.1.3 of the Employment Agreement, the Employee is entitled to receive from the Employer, in addition to accrued but unpaid Salary, if any, a lump sum payment equal to 12 months’ of her Basic Salary and 2.5% of her Basic Salary in respect of her entitlement to Benefits (the “Employee’s Severance”), less any amounts payable to the Employee in lieu of notice where a Stop Work Notice has been given pursuant to Section 8.2 of the Employment Agreement and any amounts owing by the Employee to the Employer for any reason;

AND WHEREAS, the Employee has not been given a Stop Work Notice pursuant to Section 8.2 of the Employment Agreement;

AND WHEREAS, each of the Employee and the Employer agrees that it would not be in the bests interests of either of them to obligate the Employer to pay all of the Employee’s Severance upon the termination of the Employee’s employment with the Employer pursuant to Section 8.1.3 of the Employment Agreement;

AND WHEREAS, the Employment Agreement is further amended by this Agreement;

AND WHEREAS, the Employee has been granted an aggregate of 110,000 time-based stock options (the “Stock Options”) pursuant to the Employer’s 2002 Stock Option Plan, as amended (the “Stock Option Plan”);

AND WHEREAS, notwithstanding the proposed termination of the Employee’s employment with the Employer and subject to the Employer obtaining the requisite approval of its stockholders therefor, the Compensation Committee of the Employer’s board of directors and the Employer’s board of directors have approved the extension of the term of the Stock Options to the tenth anniversaries of their respective dates of grant;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement (the receipt and sufficiency of which are hereby acknowledged by the parties hereto), the parties hereto agree as follows:

1.	TERMINATION

1.1           The Employee and the Employer hereby agree that the Employee’s employment with the Employer is terminated pursuant to Section 8.1.3 of the Employment Agreement, effective at the close of business on the date hereof (the “Termination Date”).  For greater certainty, the Employee hereby waives the requirement, under Section 8.1.3 of the Employment Agreement, to provide 12 months’ prior written notice to the Employee of the Employer’s intention to terminate her employment with the Employer.

2.	RETURN OF PROPERTY

2.1           Subject to Section 2.2, the Employee hereby agrees that, by no later than the end of the Salary Continuance Period (defined below), she will certify, in writing, that she has returned to the Employer, and she will have returned to the Employer, all property of the Employer in the Employee’s possession, including, without limitation, all keys, business cards, computer hardware, including, without limitation, Blackberry units, printers, mice and other hardware accessories, and computer software.  The Employee hereby further agrees that, by no later than the end of the Salary Continuance Period (defined below), she will certify, in writing, that she has returned to the Employer or destroyed, and she will have returned to the Employer or destroyed, all tangible material embodying Confidential Information in any form whatsoever, including, without limitation, all paper copy copies, summaries and excerpts of Confidential Information and all electronic media or records containing or derived from Confidential Information.

2.2           Notwithstanding Section 2.1, on or prior to the last day of the Salary Continuance Period (defined below), the Employee may purchase from the Employer at their then present net book value, as determined by the Employer acting in good faith, the Employer’s laptop computer and Blackberry unit that are in the Employee’s possession on the Termination Date (collectively, the “Computer Equipment”).

3.	SEVERANCE

3.1           The Employee and the Employer hereby agree that, notwithstanding Section 9 of the Employment Agreement, the Employee’s Severance shall not be paid to her in a lump sum on the Termination Date.  In lieu thereof, during the period from the Termination Date to March 31, 2008 inclusive (the “Salary Continuance Period”), the Employer shall pay the Employee, on a semi-monthly basis according to the Employer’s regular payroll practices, amounts equal to the basic wages that the Employee was earning from the Employer immediately prior to the Termination Date (less applicable deductions and withholdings).  The aggregate net amount paid by the Employer to the Employee during the Salary Continuance Period, together with the aggregate amount of deductions and withholdings withheld by the Employer, in accordance with its regular payroll practices and pursuant to this Section 3.1, are hereinafter referred to, collectively, as the “Salary Continuance Amount”.

3.2           Subject to Section 3.3, on the earliest to occur of (i) June 30, 2008, (ii) the date on which the Employer closes a financing for total gross proceeds in an aggregate amount of at least U.S.$10,000,000, whether by way of debt, equity or otherwise, and whether such financing is effected in a single transaction or a series of related or unrelated transactions, and (iii) a Change of Control (defined below), the Employer shall pay the Employee, in a lump sum, an amount equal to (A) the Employee’s Severance minus (B) the Salary Continuance Amount, less applicable deductions and withholdings (the “Severance Balance”).  If the Employee advises the Employer that she wishes to exercise her right to purchase the Computer Equipment pursuant to Section 2.2, the Employer may set off against, or deduct from, the Severance Balance the purchase price of the Computer Equipment.  “Change of Control” shall be deemed to have occurred when:  (a) any Person, other than a Person or a combination of Persons presently owning, directly or indirectly, more than 20% of the issued and outstanding voting securities of the Employer, acquires or becomes the beneficial owner of, or a combination of Persons acting jointly and in concert acquires or becomes the beneficial owner of, directly or indirectly, more than 50% of the voting securities of the Employer, whether through the acquisition of previously issued and outstanding voting securities or of voting securities that have not been previously issued, or any combination thereof, or any other transaction having a similar effect; (b) the Employer merges with one or more corporations, including, without limitation, any Subsidiary or Affiliate of the Employer; (c) the Employer sells, leases or otherwise disposes of all or substantially all of its assets and undertaking, whether pursuant to one or more transactions; (d) any Person not part of existing management of the Employer or any Person not controlled by existing management of the Employer enters into any arrangement to provide management services to the Employer which results in either (Y) the termination by the Employer, for any reason other than Just Cause, of the employment of any two of the Chairman and Chief Executive Officer, President and Chief Operating Officer, Chief Financial Officer and General Counsel within three months of the date such arrangement is entered into or (Z) the termination by the Employer, for any reason other than Just Cause, of the employment of all such senior executive personnel within six months of the date that such arrangement is entered into; or (e) the Employer enters into any transaction or arrangement which would have the same, or similar, effect as the transactions referred to in (a), (b), (c) or (d) of this sentence.

3.3           If, prior to the end of the Salary Continuance Period, any petition should be filed by or against the Employer for liquidation or reorganization, or should the Employer become insolvent or make an assignment for the benefit of any creditor or creditors, or should a receiver or trustee be appointed for all or any significant part of the Employer’s assets, or should the Employer consent to the winding-up, liquidation or dissolution of itself or its affairs (each, a “Bankruptcy Event”), then an amount equal to (i) the Employee’s Severance minus (ii) the aggregate net amount paid by the Employer to the Employee to the date of the Bankruptcy Event, together with the aggregate amount of deductions and withholdings withheld by the Employer, pursuant to Section 3.1, shall become due and payable immediately to the Employee.  If a Bankruptcy Event occurs on or after March 31, 2008, then the Severance Balance shall become due and payable immediately to the Employee.

3.4           The Employer hereby agrees that, in the event that any of Elias Vamvakas, Tom Reeves, John Cornish, Bill Dumencu, David Eldridge, Julie Fotheringham, Stephen Kilmer, Suh Kim, Stephen Parks or Stephen Westing (each, an “OLT Member”) should become entitled to receive severance pursuant to his or her executive employment agreement at any time before the Employer has paid, in full, the amount due and payable to her pursuant to Section 3.2 or 3.3, as the case may be, the Employer shall not pay any OLT Member a percentage of his or her severance entitlement (without regard to applicable deductions and withholdings) that exceeds the percentage that (i) the Salary Continuance Amount plus the aggregate amount paid to the Employee pursuant to Sections 3.2 and 3.3, together with the aggregate amount of deductions and withholdings withheld by the Employer, represents of (ii) the amount of the Employee’s Severance.

3.5           For greater certainty, all amounts due and payable by the Employer to the Employee pursuant to this Article 3 shall be paid, net of applicable deductions and withholdings.

4.	TRANSITION MATTERS AND E-MAIL ACCOUNT

4.1           The Employee hereby agrees to make herself available to the Employer during the Salary Continuance Period, whenever reasonably requested by the Employer, in order to assist the Employer with respect to transition matters falling within the scope of the Employee’s duties and responsibilities prior to the Termination Date.

4.2           The Employee shall be entitled to continued access to her Occulogix.com e-mail account during the Salary Continuance Period.  However, such access may be denied by the Employer at any time for reason of Just Cause or if the Employer determines, in good faith and acting reasonably, that such access could give rise to or result in, or lead to, any harm or legal liability to or for the Employer.

5.	STOCK OPTIONS

5.1           Notwithstanding the termination hereunder of the Employee’s employment with the Employer but subject to the Employer obtaining the requisite approval of its stockholders therefor in accordance with the provisions of the Stock Option Plan and all applicable laws, regulations and rules (including, without limitation, the rules of the Toronto Stock Exchange) (the “Requisite Stockholder Approval”), the term of the Stock Options shall be extended to, and the Stock Options shall remain exercisable until, the tenth anniversaries of their respective dates of grant, being (i) February 10, 2016 for 80,000 of the Stock Options and (ii) July 3, 2017 for 30,000 of the Stock Options.  Such term extension shall become effective on the date on which the Requisite Stockholder Approval is obtained, if ever, and all of the agreements pursuant to which the Stock Options were granted shall be deemed to be amended accordingly on the date on which the Requisite Stockholder Approval is obtained, if ever.

5.2           The Employer shall use commercially reasonable efforts to obtain the Requisite Stockholder Approval, which covenant shall terminate and become null and void, and be of no more force or effect, upon the earlier to occur of (i) the date on which a meeting of the Employer’s stockholders may be convened to obtain the Requisite Stockholder Approval and (ii) June 30, 2008.

6.	RELEASE AND TERMINATION

6.1           The Employee hereby agrees, on behalf of herself and her administrators, heirs, assigns and anyone claiming through her, to release completely and forever discharge the Employer and its affiliates and subsidiaries, and their respective officers, directors, shareholders, agents, servants, representatives, underwriters, successors, heirs and assigns, from any and all claims, demands, obligations and causes of action, of any nature whatsoever, whether known or unknown, which the Employee ever had, now has or might have in the future as a result of the Employee’s employment with the Employer or the termination thereof hereunder, including, without limitation, any claim relating to the Employment Agreement or the termination thereof hereunder or any claim relating to any violation of any Canadian federal or provincial statute or regulation, any claim for wrongful discharge or breach of contract or any claim relating to Canadian federal or provincial laws (including, without limitation, the Employment Standards Act (Ontario) and the Ontario Human Rights Code), provided, however, that such release and discharge shall be effective only upon the payment in full by the Employer of the Severance Balance pursuant to Article 3.  For greater certainty, the release and discharge by the Employee pursuant to this Section 6.1 shall have no force or effect whatsoever until such time, if ever, that the Severance Balance is paid in full by the Employer to the Employee.  Notwithstanding the foregoing, nothing herein shall be construed as depriving the Employee of any indemnification rights to which she is entitled under the Amended and Restated By-laws of the Employer on or prior to the Termination Date or of any protection to which she may be entitled, on, prior to or after the Termination Date, under the Employer’s directors’ and officers’ liability insurance policy from time to time.

6.2           Section 12 of the Employment Agreement (Non-Competition) is hereby amended by replacing, in the first paragraph thereof, the words “which involves the development, manufacturing, sales and/or distribution of products, equipment, services and/or technology relating to the apheresis treatment of ophthalmic diseases or which is otherwise the same as, or substantially similar to, or which competes with or would compete with, the business carried on by the Corporation or any of its Subsidiaries during the Employment Period or at the end thereof.” with the words “(i) the Corporation’s RHEO business and/or (ii) the business of OcuSense, Inc., as each of them was carried on during the Employment Period.”.

6.3           The Employment Agreement is hereby terminated and rendered null and void, save and except for those provisions thereof that are expressly stated to survive the termination thereof, including, without limitation, Section 12 (Non-Competition), as amended by Section 6.2 of this Agreement, and Sections 13 (No Solicitation of Customers or Patients), 14 (No Solicitation of Employees) 15 (Confidentiality) and 16 (Remedies).  The Employee hereby agrees to abide by such provisions, including, for greater certainty, Section 12 of the Employment Agreement (Non-Competition), as amended by Section 6.2 of this Agreement.

7.	FUTURE EMPLOYMENT

7.1           The mitigation by the Employee of any damages or losses arising from the termination hereunder of her employment with the Employer and the termination of the Employment Agreement hereunder (including, without limitation, by obtaining other employment) shall not, in any way, derogate from, or otherwise affect, the Employee’s rights or the Employer’s obligations under this Agreement.  For greater certainty, and without derogating from the generality of the foregoing statement, no amount to be paid by the Employer under this Agreement shall be reduced by any compensation earned by the Employee as a result of employment by another employer or otherwise after the Termination Date.

8.	THIRD PARTY COMMUNICATIONS

8.1           In consideration of the mutual promises and covenants contained herein, each of the parties hereto hereby agrees that she and it will not make any statements to, or initiate or participate in any discussions with, any other person, including, without limitation, the Employer’s customers, which are derogatory, disparaging or injurious to the reputation of the Employee or the Employer.  This Section 8.1, in no way, shall be construed as prohibiting either party hereto from responding truthfully to any question or interrogatory to which such party is requested to respond.

9.	ACKNOWLEDGEMENT

9.1	The Employee hereby acknowledges that:

(a)	She has had sufficient time to review and consider this Agreement thoroughly;

(b)	She has read and understands the terms of this Agreement and her obligations hereunder;

(c)	She has been given an opportunity to obtain independent legal advice, or such other advice as she may desire, concerning the interpretation and effect of this Agreement; and

(d)	She is entering this Agreement voluntarily and without any pressure from the Employer.

10.	MISCELLANEOUS

10.1         The headings in this Agreement are included solely for convenience of reference and shall not affect the construction or interpretation hereof.

10.2         The parties hereto expressly agree that nothing in this Agreement shall be construed as an admission of liability.

10.3         This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, trustees, administrators, successors and assigns.

10.4         This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter of the termination of the Employee’s employment with the Employer.  This Agreement supersedes and replaces all prior agreements, if any, written or oral, with respect to such subject matter and any rights which the Employee may have by reason of any such prior agreements or by reason of the Employee’s employment with the Corporation.  There are no representations, warranties or agreements between the parties hereto in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement.  No reliance is placed on any representation, opinion, advice or assertion of fact made by the Employer or any of its officers, directors, agents or employees to the Employee, except to the extent that the same has been reduced to writing and included as a term of this Agreement.  Accordingly, there shall be no liability, either in tort or in contract, assessed in relation to any such representation, opinion, advice or assertion of fact, except to the extent aforesaid.

10.5         Each of the provisions contained in this Agreement is distinct and severable, and a declaration of invalidity or unenforceability of any provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

10.6         This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein.

10.7         This Agreement may be signed in counterparts and delivered by facsimile transmission or other electronic means, and each of such counterparts shall constitute an original document, and such counterparts, taken together, shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement.

OCCULOGIX, INC.

By:	“Suh Kim”
Suh Kim
General Counsel

“Nozhat Choudry”
Signature of Witness	Nozhat Choudry

Name of Witness (please print)